As filed with the Securities and Exchange Commission on March 29, 2001

                              Registration No. 333-
      ---------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           ---------------------------
                                    FORM S-3

                          REGISTRATION STATEMENT UNDER

                           THE SECURITIES ACT OF 1933
                          ----------------------------

                               Aura Systems, Inc.
                               -------------------
             (Exact name of Registrant as specified in its charter)

      Delaware                                   95-4106894
-------------------------                      ---------------
(State or other jurisdiction of                (I.R.S. Employer
incorporation or organization)               Identification No.)

                2335 Alaska Avenue, El Segundo, California 90245
                   (Address, including zip code, and telephone
                          number, including area code,
                   of Registrant's principal executive office)

                  Zvi (Harry) Kurtzman, Chief Executive Officer
                               Aura Systems, Inc.
                               2335 Alaska Avenue
                              El Segundo, CA 90245
                                 (310) 643-5300
                                 ---------------
                     (Name, Address, including zip code, and
          telephone number, including area code, of agent for service)

                                    Copy to:

                              Samuel S. Guzik, Esq.
                               Guzik & Associates
                       1800 Century Park East, Fifth Floor
                              Los Angeles, CA 90067
                                 (310) 788-8600

Approximate date of proposed sale to the public: From time to time after the effective date of the Registration Statement.

If the only securities registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         Calculation of Registration Fee

                                                                          Proposed
Title of each class                                  Proposed              maximum
of securities to be          Amount to be        maximum offering     aggregate offering       Amount of
registered                   registered(2)      price per share(1)         price(1)        registration fee
---------------------    ------------------    ------------------        --------          ----------------


Common Stock,
$.005 par value            19,200,143            $0.405               $7,776,058                  $3,111

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the high and low price of the Registrant's common stock on March 27, 2001.

(2) Included in this amount are: (i) up to 1,500,000 shares being registered which may be issued upon conversion of approximately $1,943,000 of indebtedness to a selling stockholder; and (ii) 17,700,143 shares of common stock previously issued by the Registrant in private placements. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares as a result of stock splits, stock dividends and similar provisions in accordance with Rule 416.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING STOCKHOLDERS ARE NOT SOLICITING THE OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER OR SALE IS NOT PERMITTED.

                   Subject to completion, dated March 28, 2001

                                   PROSPECTUS

                        19,200,143 SHARES OF COMMON STOCK
                                (Maximum Amount)

                               AURA SYSTEMS, INC.


     The stockholders of Aura Systems, Inc. listed elsewhere in this prospectus may offer and sell from time to time shares of our common stock under this prospectus. These shares include:

     X 17,700,143 shares of common stock sold by us to stockholders in private sales; and

     X An indeterminate number of shares, not to exceed 1,500,000 shares, which may be acquired by a certain stockholder upon conversion of up to approximately $1,943,000 of indebtedness at the then prevailing market price of the common stock.

     We will not receive any part of the proceeds from sales of common stock by the selling stockholders.

     Our common stock is traded on the NASD, Inc. OTC Bulletin Board under the trading symbol "AURA". On March 27, 2001, the last reported sales price of our common stock on the NASD, Inc. OTC Bulletin Board was $0.42.

THE PURCHASE OF OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," AT PAGE SIX, FOR A DISCUSSION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER BEFORE PURCHASING OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is __________ ____, 2001

                              ABOUT THIS PROSPECTUS


     This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the "SEC") utilizing a "shelf" registration process. Under this shelf process, the selling stockholders, may sell up to 17,533,089 shares of our common stock which they presently own and an indeterminate number of shares of our common stock, up to 1,500,000 shares, which one of the selling stockholders may acquire in the future from us. This prospectus provides you with a general description of our common stock which the selling stockholders may offer. When the selling stockholders sell our common stock, we may provide, if necessary, a prospectus supplement that will contain specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Information Available to You."

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain matters discussed under the captions "Risk Factors" and "The Company" and elsewhere in this Prospectus or in the information incorporated by reference constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Some of the forward-looking statements can be identified by the use of forward-looking words such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or the negative of those words or other comparable terminology. The discussion of financial trends, strategy, plans or intentions may also include forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These include factors discussed in this prospectus, including information which we have incorporated into this prospectus by reference. We undertake no obligation to update any forward-looking statements for any reason, even if new information becomes available in the future.

                          INFORMATION AVAILABLE TO YOU

     Aura Systems, Inc. ("Aura", the "Company", "We" or "Us") files annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement on Form S-3 of which this Prospectus is a part, as well as reports, proxy statements and other information filed by Aura, at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the SEC: 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can obtain copies of such material from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You can call the SEC at 1-800-732-0330 for information regarding the operation of its Public Reference Room. The SEC also maintains a World Wide Web site at http:\\www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants (like Aura) that file electronically.

     This prospectus provides you with a general description of the common stock being registered. This prospectus is part of a registration statement that we have filed with the SEC. To see more detail, you should read the exhibits and schedules filed with our registration statement.

     The SEC allows this prospectus to "incorporate by reference" certain other information that Aura files with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that Aura files later with the SEC will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings made by Aura with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 until all of the securities that we have registered have been sold.

     (1)  Our Annual Report on Form 10-K for the fiscal year February 29, 2000;

     (2) Our Quarterly Reports on Form 10-Q for the quarters ended May 31, 2000, August 31, 2000, and November 30, 2000;

     (3)  Our Current Report on Form 8-K filed on August 30, 2000; and

     (4)  Our Proxy Statement filed with the SEC on December 15, 2000.

     If you make a request for such information in writing or by telephone, we will provide to you, at no cost, a copy of any or all of the information incorporated by reference in the Registration Statement of which this prospectus is a part. Requests should be addressed to us as follows:

Steven C. Veen, Senior Vice President and
  Chief Financial Officer
Aura Systems, Inc.
2335 Alaska Avenue
El Segundo, California 90245
Telephone:  (310) 643-5300

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling stockholders are not making an offer of the shares of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                     SUMMARY

THE COMPANY

     We develop, commercialize and sell products, systems and components using our patented and proprietary electromagnetic technology. We also license our proprietary actuated mirror array electro-optic technology to a third party for consumer and commercial display systems, including televisions, computer displays and theaters. To date, a combination of Aura funds and commercial and governmental development contracts have been utilized in the process of developing product applications.

     We were founded as a Delaware corporation in 1987 to engage in the development, commercialization and sales of products, systems and components using our patented and proprietary electromagnetic and electro-optical technology. Prior to Fiscal 1992 we were engaged in various classified military programs, which allowed us to develop our electromagnetic and electro-optical technologies and applications. A number of "one-of-a-kind" systems were built and successfully tested in these fields. Subsequently, we developed additional electromagnetic and electro-optics know-how and technology and transitioned from a supplier of defense technology to a supplier of consumer and industrial related products and services.

     In 1994, we founded NewCom, Inc. ("NewCom"), a Delaware corporation, which engaged in the manufacture, packaging, selling and distribution of computer related communications and sound related products, including modems, CD-ROMs, sound cards, speaker systems and multimedia products, thereby expanding presence in the growing multimedia, communication and sound-related consumer electronics market.

     In 1996, we acquired 100% of the outstanding shares of MYS Corporation of Japan ("MYS") to expand the range of our sound products and speaker distribution network. MYS engaged in the manufacture and sale of speakers and speaker systems for home, entertainment and computers. Subsequent to Fiscal 1999, we sold MYS to MYS management.

     In September 1997, NewCom completed an initial public offering, resulting in our owning a majority interest in NewCom at the conclusion of the offering. During the second half of Fiscal 1999 NewCom's business suffered from adverse industry conditions, including increased price reductions and a decline in demand resulting from increased incorporation of computer peripherals at the OEM level. These conditions resulted in heavy losses to NewCom and its competitors, causing a buildup in inventory and difficulty in collecting receivables from mass merchants. NewCom's business reached a critical juncture in the fourth quarter of Fiscal 1999 when Deutsche Financial Services, which maintained NewCom's working capital line, announced that it was unwilling to continue to advance working capital to NewCom under its credit facility. This, in conjunction with the actions of the retail mass merchants, resulted in NewCom ceasing most of its operations by the end of Fiscal 1999 and the ultimate cessation of its business shortly thereafter.

     We anticipated that our working capital needs in Fiscal 1999 would be met from a number of sources, including the repayment by NewCom of approximately $20 million of indebtedness, which was due in September 1998, and proceeds from external debt and equity financing. NewCom was ultimately unable to meet its obligations to us in September 1998, creating a significant cash shortfall to us. This required us, beginning in late January 1999, to refocus our operations by shutting down certain operating divisions, selling our MYS subsidiary, licensing and selling proprietary based AuraSound speaker technology and assets, and leasing our Electrotec concert touring sound equipment. We temporarily suspended our development of certain electro-magnetic projects, including the electromagnetic valve actuator (EVA). Subsequent to Fiscal 1999 we entered into agreements providing for the restructuring of more than $85 million of debt and contingent liabilities. Of this amount, over $37 million was either converted into equity or forgiven.

     Following the end of Fiscal 1999 our operations are now focused on manufacturing and commercializing the AuraGen(R) family of electromagnetic products, with applications for military, industry and the consumer. The AuraGen is a unique, patented electromagnetic generator that is mounted to the vehicle engine, which generates both 110 and 220 volt AC power at all engine speeds including idle. Commercial production of the AuraGen commenced in Fiscal 1999 and product is being distributed and sold through dealers, distributors and OEMs.

     We intend to continue to focus our business on the AuraGen line of products during the current fiscal year and beyond. In addition, we are entitled to receive royalties from Daewoo Electronics for our electro-optics technology which we licensed to Daewoo in 1992.

     References to the "Company," "Aura," "We," "Our," or "Us," include Aura Systems, Inc. and its subsidiaries, unless the context indicates otherwise. Our headquarters are located at 2335 Alaska Avenue, El Segundo, California 90245, and our telephone number is (310) 643-5300.

USE OF PROCEEDS

     All net proceeds from the sale of the shares of our common stock covered by this prospectus will go to the stockholders who offer and sell their shares. We will not receive any of the proceeds from the sales of these shares of our common stock by the selling stockholders.

                                  RISK FACTORS

     Should you choose to make an investment in our common stock, you must understand that this investment involves a high degree of risk. You should not purchase our common stock unless you can afford to lose your entire investment. Before purchasing our common stock you should carefully consider the following risk factors as well as the other information in this prospectus. Some of the statements contained in this Prospectus involve forward looking statements. You should read the cautionary statements in this Prospectus as applying to all related forward looking statements wherever they appear in this prospectus. Our actual results may differ significantly from our projections. The risks discussed below, as well as others, could have a material adverse effect on our business, operating results or financial condition.


OUR LIMITED OPERATING HISTORY IN OUR CURRENT LINE OF BUSINESS MAKES IT DIFFICULT TO PREDICT HOW OUR BUSINESS WILL DEVELOP AND FUTURE OPERATING RESULTS

     We have a limited operating history in our current line of business, which is centered around the development, manufacture and sales of the AuraGen family of products, and we face many of the risks and uncertainties encountered by early-stage companies in newly evolving markets:

     These risks and uncertainties include:

o    no history of profitable operations;

o    uncertain market acceptance of our products;

o    our reliance on a limited number of products;

o the risks that competition, technological change or evolving customer preferences could adversely affect sales of our products;

o    the need to expand our sales and  support  capabilities;  and

o    the risk that our management will not be able to effectively manage growth.

WE HAVE A HISTORY OF LOSSES, AND WE MAY NOT BE PROFITABLE IN ANY FUTURE PERIOD

     In each fiscal year since our organization in 1987 we have not made a profit. We have an accumulated deficit of approximately $255 million from our inception through November 30, 2000. Although we expect to be profitable in the current fiscal year, there are no assurances that we will achieve or maintain profitability.

OUR OPERATING RESULTS HAVE BEEN UNEVEN AND MAY CONTINUE TO FLUCTUATE

     Because our efforts have been directed towards product development and the introduction of new products, our revenues and operating results have been uneven and may continue to be so during our current fiscal year and beyond.

OUR BUSINESS WILL REQUIRE ADDITIONAL CAPITAL; THERE IS NO ASSURANCE IT WILL BE AVAILABLE

     The cash flow generated from our operations to date has not been sufficient to fund our working capital needs. Accordingly, we have relied upon external sources of financing to maintain liquidity, principally private and bank indebtedness and equity financing. We expect to fund any operating shortfall in our current fiscal year from cash on hand, and we expect to continue to seek external sources of capital such as debt and equity financing. We have no assurances that such funds will be available at the times or in the amounts required by us. If future financing involves the issuance of equity securities, existing stockholders may suffer dilution in net tangible book value per share. The unavailability of funds could have a material adverse effect on our
financial   statements,   results  of  operations  and  our  ability  to  expand
operations.

THE MARKET ACCEPTANCE OF OUR AURAGEN PRODUCT IS UNCERTAIN

     Our business is dependent upon sales generated from our AuraGen family of products. This product has only recently been introduced into the marketplace. We are dependent on the broad acceptance by businesses and consumers of our products. Because this market is emerging, the potential size of this market and the timing of its development cannot be predicted.

OUR BUSINESS IS HIGHLY COMPETITIVE

     The industries in which we operate are extremely competitive. Many of our competitors have substantially greater financial resources, spend considerably larger sums than us on research, new product development and marketing, and have long-standing customer relationships. Furthermore, we must compete with many larger and better established companies in the hiring and retention of qualified personnel. Although we believe we have certain technological advantages over our competitors, realizing and maintaining such advantages will require us to develop customer relationships and will also depend on market acceptance of our products. Our future revenues and profits will be largely dependent on the introduction of new products. Competitive pressures could reduce market acceptance of our products. We may not have the financial resources, technical expertise or marketing and support capabilities to compete successfully in the future.

PROTECTION OF PATENTS AND PROPRIETARY TECHNOLOGY

     We protect our proprietary technology by means of patent protection, trade secrets and unpatented proprietary know-how. There is no assurance that pending or future patent applications will issue as patents or that any issued patents will provide us with adequate protection for the covered products or technology. A portion of our proprietary technology depends upon unpatented trade secrets and know-how. Although we enter into confidentiality agreements with individuals and companies having access to our proprietary technology whenever practicable, these agreements may not provide meaningful protection for any unauthorized use or disclosure of such know-how. Also, where we do not have patent protection, competitors may independently develop substantially equivalent technology or otherwise gain access to our trade secrets, know-how or other proprietary information.

OUR FUTURE GROWTH COULD BE IMPAIRED IF WE ARE UNABLE TO INCREASE OUR DIRECT SALES INFRASTRUCTURE

     Our future revenue growth will depend in large part on our ability to successfully expand our direct sales force. We may not be able to successfully manage the expansion of this function or to recruit and train additional direct sales support personnel. If we are unable to hire and retain additional highly skilled direct sales personnel, we may not be able to increase our revenue to the extent necessary to achieve profitability. If we are unable to hire highly trained consulting support personnel we may be unable to meet customer demands. We are not likely to be able to increase our revenues as we plan if we fail to expand our direct sales force. Even if we are successful in expanding our direct sales force capability, the expansion may not result in revenue growth.


WE DEPEND UPON THIRD PARTY MANUFACTURERS

     We currently have limited capability to manufacture some of our existing and proposed products or certain of their components on a commercial scale. Therefore, we rely extensively on subcontracts with third party manufacturers for such products and components. The use of third party manufacturers increases the risk of delay of shipments to our customers and increases the risk of higher costs if our manufacturers are not available when required.

OUR COMMON STOCK PRICE MAY BE ADVERSELY AFFECTED BY SALES OF OUR COMMON STOCK BY SELLING STOCKHOLDERS

     Upon effectiveness of this Prospectus, selling stockholders will be able to sell their common stock in the secondary market. Large sales volumes by selling stockholders or market expectations of such sales could adversely affect the market price of our common stock. Our common shares presently trade on the NASD, Inc. OTC Bulletin Board, and therefore may be subject to reduced liquidity.


                  SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

     All of the shares of common stock of the Company covered by this Prospectus ("Shares") are being sold for the account of the selling stockholders named in the table below and their pledgees, donees, transferees and other successors in interest (the "Selling Stockholders"). The Shares being offered by the Selling Stockholders include 17,700,143 shares of common stock sold by us to stockholders in private sales; and an indeterminate number of shares, not to exceed 1,500,000 shares, which may be acquired by a certain stockholder upon conversion of up to approximately $1,943,000 of indebtedness ("Indebtedness").

     The Indebtedness is convertible into shares of common stock at the prevailing price of the common stock from time at the time of conversion. Under the agreement with the creditor, the creditor may convert monthly installments of approximately $67,011 into common stock, and may convert all or part of the remaining principal balance of the Indebtedness only when the bid price for the common stock is more than $1.00.

     The Shares being offered by the Selling Stockholders may be sold in one or more transactions (which may involve block transactions) on the NASD, Inc. OTC Bulletin Board or on such other market on which the common stock may from time to time be trading, in privately-negotiated transactions, through the writing of options on the shares, short sales, loans or pledges of the Shares or any combination thereof. The sale price to the public may be the market price prevailing at the time of sale, a price related to such prevailing market price, a fixed price, a varying price determined at the time of sale, a negotiated price or such other price as the Selling Stockholders determine from time to time. The Shares may also be sold pursuant to Section 4(1) of the Securities Act or Rule 144 thereunder rather than pursuant to this Prospectus.

     The Selling Stockholders may sell the shares directly to purchasers. The Selling Stockholders may also sell the Shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers or otherwise sell the Shares to or through underwriters, broker-dealers or agents. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. Underwriters, broker-dealers or agents may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders or purchasers for whom they act as agents. It is possible that a Selling Stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any of the shares offered hereby will be issued to, or sold by, the Selling Stockholders. The Selling Stockholders and any underwriters, brokers, dealers or agents, upon effecting the sale of any of the Shares offered hereby, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations thereunder and any compensation received by an underwriter, broker-dealer or agent may be deemed to be underwriting discounts or commissions under the Securities Act.

     The Selling Stockholders and any other persons participating in the sale or distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any other such person. The foregoing may affect the marketability of the Shares.

     The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Selling Stockholders may be required to make in respect thereof. The Company has also agreed to pay certain expenses incurred in the connection with this registration and customary brokerage fees in connection with the sale of shares issuable upon conversion of the Indebtedness.

     Listed below are the names of each Selling Stockholder, the total number of shares beneficially owned and the number of shares to be sold in this offering by each Selling Stockholder as of March 27, 2001, and the percentage of common stock owned by each Selling Stockholder after this Offering:

                                                             Number of
                                                             Shares of                Shares of
                                                             Common Stock to          Common Stock
                                  Shares of                  be Offered for           Owned
                             Common Stock                    Selling                  After
                            Owned of Record                  Stockholder's            Completion of
                            Prior to Offering(1)             Account(1)               Offering (1)
                            -----------------                -------                 --------------

Name                              Number                                             Number  Percent
----                              ------                                             ------  ------


Koyah Leverage Partners, L.P.   13,822,251(3)(5)          4,117,647                9,704,604    3.2
Koyah Partners, L.P.             3,164,189(4)(5)            882,353                2,281,836     *
Forrest Magers                     851,268                  150,000                  701,268     *
Wendell Reugh                      477,800                  300,000                  177,800     *
James M. Simmons                   774,909(5)(6)            300,000                  474,909     *
Congregation Oir HaChaim           310,000                  310,000                   __         __
Imperial Bank                    2,000,000                2,000,000                   __         __
Lawrence A. Diamant                258,715                   73,530                  185,185     *
Robinson Diamant & Wolkowitz PC    611,607                  142,857                  468,750     *
Prindle Decker & Amaro LLP       1,200,657                  625,000                  575,657     *
Liner Yankelevitz Sunshine
  & Reginstreif LLP                 19,202                   19,202                   __         __
Interwest Transfer Co., Inc.       315,000                  100,000                  215,000     *
NEC Technologies, Inc.           1,500,000                1,500,000(2)                __         __
Lancer Partners LP               1,406,250                1,406,250                   __         __
Lancer Offshore Inc.             5,831,250                2,031,250                3,800,000     1.3
The Viator Fund LTD                400,000                  400,000                   __         __
The Orbiter Fund LTD               781,250                  781,250                   __         __
Michael Lauer                    2,849,306                1,093,750                1,755,556     *
Martin Garvey                      312,500                  312,500                   __         __
Eric Hauser                        225,000                  225,000                   __         __
Capital Research LTD             1,562,500                1,562,500                   __         __
Bruce D Cowen                    2,231,451                  625,000                1,606,451     *
Samuel S. Guzik                    450,000                   75,000                  375,000     *
Electro Corporation                167,054                  167,054                   __         __


----------------------------

*    Less than 1%.

(1) Assumes the sale of all shares offered pursuant to this Prospectus. The actual number of shares of common stock offered hereby, and included in the Registration Statement of which this Prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable by reason of any stock split, stock dividend or similar transaction involving the common stock in accordance with Rule 416 under the Securities Act.

(2) The number of shares set forth represents the maximum number of shares of common stock which the Company agreed to issue and register in this Registration Statement in respect of shares which may be issuable upon conversion of all or a portion of approximately $1,943,000 of Indebtedness. The actual number of shares of common stock issuable upon conversion of the Indebtedness is indeterminate, and could be materially less (but not more) than the number of shares agreed to be registered in this Registration Statement, depending upon the future market price of the common stock and the amount of Indebtedness which is converted into common stock.

(3) Includes 2,575,000 shares of issuable upon exercise of warrants held by Koyah Leverage Partners, L.P.

(4) Includes 625,000 shares issuable upon exercise of warrants held by Koyah Partners, L.P.

(5) Koyah Ventures, LLC is the general partner of Koyah Leverage Partners, L.P. and Koyah Partners, L.P. and as a result has shared voting and dispositive power over these shares held by both entities. ICM Asset Management, Inc. is the investment advisor to Koyah Leverage Partners, L.P. and Koyah Partners, L.P. and as a result has shared voting and dispositive power over these shared held by both entities. James M. Simmons is the managing member of Koyah Ventures, LLC and the chief investment officer and controlling shareholder of ICM Asset Management, Inc. and as a result has shared voting and dispositive power over these shares held by both entities. Each of these entities or persons disclaims beneficial ownership in these shares except to the extent of such entity's or person's pecuniary interest in these shares and disclaims membership in a group with any other entity or person within the meaning of Rule 13d-5(b)(1) under the Exchange Act.

(6) Does not include 23,014,419 shares held by clients of ICM Asset Management, Inc. or by ICM Asset Management, Inc., consisting of the following: (i) 13,822,251 shares held by Koyah Leverage Partners, L.P. and 3,164,189 shares held by Koyah Partners, L.P. which are separately listed in the table opposite their names (See footnote (5) above); (ii) 279,024 of the 851,268 shares held by Mr. Magers and 477,800 shares held by Mr. Reugh which are separately listed in the table opposite their names; (iii) 5,168,901 shares and 92,254 shares issuable upon exercise of warrants held by other clients of ICM Asset Management, Inc. - ICM Asset Management, Inc. has discretionary authority over these shares held by its clients and as a result has shared voting and dispositive power over these shares; and (iv) 10,000 shares held by ICM Asset Management, Inc. James M. Simmons is the chief investment officer and controlling shareholder of ICM Asset Management, Inc. and as a result has shared voting and dispositive power over these shares held by clients of ICM Asset Management, Inc. or by ICM Asset Management, Inc. Includes 101,771 shares held jointly with Mr. Simmons' spouse, 17,000 shares held by Mr. Simmons' spouse as custodian for one of Mr. Simmons' children. Each of these entities or persons disclaims beneficial ownership in these shares except to the extent of such entity's or person's pecuniary interest in these shares and disclaims membership in a group with any other entity or person within the meaning of Rule 13d-5(b)(1) under the Exchange Act.

                             RECENT MATERIAL EVENTS


Listing of Common Stock on NASD, Inc. OTC Bulletin Board

     On February 1, 2001 the Company's common stock was admitted for trading on the NASD, Inc. OTC Bulletin Board. Prior to this time Aura's common stock traded on the over-the-counter market.

Completion of Private Placement

     In March 2001 the Company  completed a private  placement of  approximately
14.6 million shares of its common stock to a group of accredited investors for gross proceeds of approximately $4.8 million, which shares are being included in this prospectus pursuant to registration rights agreements with the Company.

Settlement Agreement

     In March 2001 the Company entered into a Memorandum of Understanding (the "Memorandum") with Deutsche Financial Services, Inc. ("DFS") providing for the settlement of litigation commenced by DFS against Aura in June 1999 to enforce a guarantee by Aura of indebtedness owed by NewCom, Inc. to DFS. Under the terms of the Memorandum DFS will receive cash payments totaling $350,000 and 10,000,000 shares of Aura's common stock in exchange for mutual releases.

     Under the terms of the Memorandum DFS may not sell more than 5,000,000 shares per year during the first two years following the settlement, may not sell any shares for the first 120 days following the settlement, and may not sell more than 50,000 shares in a single day. Aura will retain the right to repurchase unsold shares under certain conditions for a period of two years.

     Subject  to  certain  conditions,  DFS will  assign  to Aura  its  security interest in assets pledged by NewCom, Inc. to DFS to secure NewCom's indebtedness. The Memorandum is subject to the approval of DFS supervisory personnel at its headquarters in Germany and the execution of a definitive settlement agreement. Therefore, there is no assurance that a definitive settlement agreement will be entered into.

                                  LEGAL MATTERS

     Certain legal matters with respect to the validity of the shares of common stock offered hereby will be passed upon for the Company by Guzik & Associates, Los Angeles, California. Included in this Prospectus are 75,000 shares of common stock owned by Samuel S. Guzik, who is a principal in the firm of Guzik and Associates. Mr. Guzik is the beneficial owner of less than 1% of the Company's common stock.

                                     EXPERTS

     The consolidated financial statements of the Company and subsidiaries for the years ended February 29, 2000, February 28, 1999 and February 28, 1998, incorporated by reference in this Prospectus and Registration Statement, have been audited by Pannell Kerr Forster, Certified Public Accountants, A Professional Corporation. Such financial statements and schedules have been so incorporated by reference in reliance upon such report given the authority of such firm as experts in accounting and auditing.

                                TABLE OF CONTENTS

ABOUT THIS PROSPECTUS......................................................

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS..........................

INFORMATION AVAILABLE TO YOU...............................................

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................

SUMMARY....................................................................
RISK FACTORS...............................................................

SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION..............................

RECENT MATERIAL EVENTS....................................................

LEGAL MATTERS.............................................................

EXPERTS...................................................................

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth the expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. All amounts are estimated except the Securities and Exchange Commission registration fee.

SEC registration fee ...............................................  $3,111.00
Blue Sky fees and expenses ............................................1,000.00
Accounting fees and expenses ......................................... 1,000.00
Legal fees and expenses .............................................. 7,500.00
Printing and engraving expenses .....................................  1,000.00
Registrar and Transfer Agent's fees .................................... 500.00
Miscellaneous fees and expenses ........................................ 500.00
Total .............................................................. $14,611.00

Item 15.  Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The Registrant has entered into agreements with its directors to provide indemnity to such persons to the maximum extent permitted under applicable laws.

Item 16.  Exhibits and Financial Statement Schedules

     (a)   Exhibits:

(1)  4.1   Certificate of Incorporation of Registrant.

(2)  4.2   Form of Certificate of Amendment of  Certificate of Incorporation  of
           Registrant.

(1)  4.3   Bylaws of Registrant.

     5.1   Opinion of Guzik & Associates.

     23.1  Consent of Pannell Kerr Forster, certified public accountants.

 (3) 23.2  Consent of Guzik & Associates.

     24.1     Power of Attorney (included in signature page)

---------------------------

(1) Incorporated by reference to the Exhibits to the Registration Statement on Form S-1 (File No. 33-19530).

(2) Incorporated by reference to the Exhibit to the Registrant's Proxy Statement filed with the SEC on February 22, 2000.

(3)  Included in Exhibit 5.1.

         (b)  Financial Statement Schedules

         None.


Item 17.  Undertakings

     (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on the 28th day of March, 2001.


                                             AURA SYSTEMS, INC.

                                             By   /s/ Zvi (Harry) Kurtzman
                                                --------------------------------
                                                Zvi (Harry) Kurtzman
                                                Chairman of the Board and
                                                Chief Executive Officer

     KNOW BY ALL MEN THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven C. Veen or Zvi (Harry) Kurtzman or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Zvi (Harry) Kurtzman                   Chairman of the Board, Director,
------------------------------------       (Chief Executive Officer)            March 28, 2001
Zvi (Harry) Kurtzman

/s/ Steven C. Veen                         Senior Vice President, Chief         March 28, 2001
------------------------------------       Financial Officer,
Steven C. Veen                             (Principal Financial Officer and
                                           Principal Accounting Officer)

/s/ Stephen A. Talesnick                   Vice Chairman of the Board, Director March 28, 2001
------------------------------------
Stephen A. Talesnick

/s/ Harvey Cohen                           Director                             March 28, 2001
------------------------------------
Harvey Cohen

/s/ Norman Reitman                         Director                             March 28, 2001
------------------------------------
Norman Reitman

/s/ Salvador Diaz-Verson, Jr.              Director                             March 28, 2001
------------------------------------
Salvador Diaz-Verson, Jr.

/s/ Sanford R. Edlein                      Director                             March 28, 2001
------------------------------------
Sanford R. Edlein

/s/ Harry Haisfield                        Director                             March 28, 2001
------------------------------------
Harry Haisfield

/s/ Neal Meehan                            Director                             March 28, 2001
------------------------------------
Neal Meehan

/s/ William Richbourg                      Director                             March 28, 2001
------------------------------------
William Richbourg

EXHIBIT 5.1

                               Guzik & Associates
                       1800 Century Park East, Fifth Floor
                              Los Angeles CA 90067
                                 (310) 788-8600


March 28, 2001

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

     We have acted as counsel to Aura Systems, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company of its Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, pertaining to the offering and sale from time to time by and for of the account of the Selling Stockholders named therein of up to 19,200,143 shares (the "Shares") of the Company's common stock, par value $.005 per share ("Common Stock"), including up to 1,500,000 shares ("Conversion Shares") issuable upon conversion of outstanding indebtedness ("Indebtedness") of the Company which are issued and outstanding.

     In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company's Certificate of Incorporation and Bylaws, and such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

     Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares have been duly authorized, and the 1,500,000 Conversion Shares, when issued and delivered against payment of the
Indebtedness, will be validly issued, fully paid and non-assessable. The opinions expressed herein are limited to the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein.

     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our Firm under the caption "Legal Matters" in the Prospectus contained therein.

                                  Very truly yours,

                                  /s/ Guzik & Associates

EXHIBIT 23.1

                        CONSENT OF PANNELL KERR FORSTER,
                          CERTIFIED PUBLIC ACCOUNTANTS,
                           A PROFESSIONAL CORPORATION

     We hereby consent to the incorporation by reference in the within Registration Statement on Form S-3 of our report dated June 12, 2000, on our audits of the consolidated financial statements of Aura Systems, Inc. as of February 29, 2000, February 28, 1999, and February 28, 1998, and for each of the three years then ended. We also hereby consent to the reference to our firm under the caption "Experts" in the Registration Statement and related Prospectus.



/s/ PANNELL KERR FORSTER, CERTIFIED
PUBLIC ACCOUNTANTS, A PROFESSIONAL
CORPORATION

Los Angeles, California

March 28, 2001